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                              AMENDED AND RESTATED
                           1987 RESTRICTED STOCK PLAN
                                       OF
                                DELCHAMPS, INC.

1. PURPOSE OF PLAN.

    The purpose of the Plan is to promote the best interests of Delchamps, Inc. and its shareholders by providing key employees of Delchamps, Inc. and its subsidiaries with an opportunity to acquire a proprietary interest in Delchamps, Inc. thereby providing a stronger incentive for them to exert maximum effort for the continued success and growth of Delchamps, Inc. In addition, the opportunity to acquire a proprietary interest in Delchamps, Inc. will aid in attracting and retaining key personnel.

2. DEFINITIONS.

    Unless the context otherwise requires, the following terms shall have the meanings set forth below:

        (a) 'Company" shall mean Delchamps, Inc., an Alabama Corporation.

        (b) 'Subsidiary' shall mean a subsidiary corporation of the Company as defined in Section 425(f) of the Internal Revenue Code of 1986.

        (c) 'Plan" shall mean the 1987 Restricted Stock Plan of the Company.

        (d) "Share" or "Shares" shall mean the $.01 par value Common Stock of the Company.

        (e) 'Purchase Right" shall mean a right to purchase Shares granted pursuant to Paragraph 6 of the Plan.

        (f) 'CER" shall mean a cash equivalent right granted in connection with a Purchase Right pursuant to Paragraph 7 of the Plan.

        (g) 'Employees" shall mean those individuals who are full-time employees of the Company or its Subsidiaries, from among whom the Committee may select the holders of Purchase Rights.

        (h) 'Holder" shall mean an Employee to whom a Purchase Right has been granted.

        (i) 'Purchaser" shall mean a Holder who has exercised a Purchase Right and purchased Shares pursuant thereto.

        (j) 'Committee" shall mean the Committee of the Board of Directors constituted as provided in Paragraph 4 of the Plan.

        (k) 'Purchase Right Agreement" shall mean the agreement between the Company and an Employee whereby a Purchase Right is granted to such Employee.

3. SHARES RESERVED UNDER PLAN.

    The aggregate number of Shares which may be sold under the Plan shall not exceed 150,000 Shares, which may be Treasury Shares or authorized but unissued Shares, or a combination of the two, subject to adjustment as provided in paragraph 12 hereof. Any Shares subject to a Purchase Right which expires or terminates for any reason (whether by voluntary surrender, lapse of time, termination of employment or otherwise) and is unexercised as to such Shares and any Shares repurchased by the Company pursuant to the restriction provisions set forth in Paragraph 6, may again be the subject of a Purchase Right under the Plan.

    No Employee shall be eligible to receive under this Plan Purchase Rights for Shares aggregating more than fifteen percent (15%) of the Shares reserved under the Plan.
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4. ADMINISTRATION OF THE PLAN.

    The Plan shall be administered by the Committee. The Committee shall consist of not fewer than two members of the Board of Directors of the Company, each of whom qualifies as a "non-employee" director under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

    The Committee shall have sole authority in its discretion, but always subject to the express provisions of the Plan, to determine the purchase price of the Shares covered by each Purchase Right, the Employees to whom and the time or times at which Purchase Rights shall be granted, the number of Shares to be subject to each Purchase Right, and the extent to which Purchase Rights may be exercised in installments; to interpret the Plan; to prescribe, amend, and rescind rules and regulations pertaining to the Plan; to determine the terms and provisions of the respective Purchase Right Agreements; and to make all other determinations and interpretations deemed necessary or advisable for the administration of the Plan. The Committee's determination of the foregoing matters shall be conclusive and binding on the Company, all Employees, all Holders, all Purchasers and all other persons.

5. ELIGIBILITY.

    Only Employees shall be eligible to receive Purchase Rights under the Plan. In determining the Employees to whom Purchase Rights shall be granted and the number of Shares to be covered by each Purchase Right, the Committee may take into account the nature of the services rendered by the respective Employees, their present and potential contributions to the success of the Company, and such other factors as the Committee in its discretion shall deem relevant. An Employee who has been granted a Purchase Right under the Plan may be granted additional Purchase Rights under the Plan if the Committee shall so determine. The Company shall effect the granting of Purchase Rights under the Plan by execution of Purchase Right Agreements in such form as shall be approved by the Committee. No Purchase Right may be granted under the Plan to any person who is then a member of the Committee.

6. PURCHASE RIGHTS.

    (a) Grant of Purchase Rights. The Committee may grant Purchase Rights under the Plan to such Employees as it may determine, and a Purchase Right Agreement shall be executed by the Company to effect each grant of a Purchase Right. Any Purchase Right granted under this Plan may include a cash equivalent right, which may be granted either at the time of grant of the Purchase Right or subsequent thereto, as provided in Paragraph 7.

    (b) Exercise. The Committee in its absolute discretion shall determine the period during which a Holder shall have the right to exercise a Purchase Right granted under this Plan; provided, however, that such period shall in no event exceed sixty (60) days after the date of grant of the Purchase Right by the Committee. A Holder may exercise a Purchase Right as to all or any part of the Shares subject to such Purchase Right. Shares sold pursuant to Purchase Rights shall sometimes be referred to hereinafter as "Restricted Shares."

    (c) Purchase Price. The purchase price at a which each Share shall be sold to employees pursuant to Purchase Rights granted hereunder shall be determined by the Committee, but shall not be less than par nor more than ten percent (10%) of the then fair market value per share, as determined by the Committee in conformity with applicable laws and regulations of the Securities and Exchange Commission.

    (d) Restrictions. All Shares sold pursuant to Purchase Rights shall be subject to the following restrictions:

        (1) In the event that a Purchaser shall sell, assign, convey, donate, bequeath, pledge, transfer or otherwise dispose of or encumber any Restricted Shares, the Company shall have the right and option, in addition to such other rights and remedies available to it (including the right to restrain or set aside such transfer), exercisable by written notice to the

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    transferee thereof at any time within ninety (90) days after its discovery of such transaction, to repurchase for cash all or any part of such Restricted Shares at an amount equal to the price paid for such Restricted Shares by the Purchaser (the "Repurchase Price").

        (2) The nature and extent of any additional restrictions and the period for which shares shall be restricted shall be determined by the Committee; provided, however, that such periods of restriction shall not be less than one nor more than ten consecutive years measured from the day of the month in which such shares are purchased (the "Restricted Period"). Except as otherwise determined by the Committee, the Restricted Period shall be ten years and the restrictions imposed upon Restricted Shares shall automatically be removed as to one-fifth of the aggregate number of Restricted Shares so purchased upon the expiration of each of the sixth, seventh, eighth, ninth and tenth years after the date of purchase of such Restricted Shares.

        (3) In the event that a Purchaser's employment with the Company or a Subsidiary is terminated for any reason, the Company shall have the right for ninety (90) days following the termination of such employment to buy for cash all or any part of the Restricted Shares purchased hereunder by such terminating Purchaser which on the date of such termination of employment are subject to the restrictions imposed thereon by virtue of this Subparagraph (d) and such Restricted Shares shall be repurchased at the Repurchase Price. The right to repurchase Restricted Shares granted to the Company in this Subparagraph (d)(3) shall be exercisable by the Committee and it may decide whether or not to exercise each such right in its sole discretion.

        (4) In the event a Purchaser hereunder terminates his employment with the Company or a Subsidiary because of normal retirement (as defined in the Company's Retirement Plan), death, disability (as defined in Section 105 (d)
    (4) of the Internal Revenue Code), or early retirement with the consent of the Committee, then the Company shall not have the right to repurchase any of the Restricted Shares pursuant to Subparagraph (d) (3) and all such restrictions which would otherwise be in effect by virtue of this Subparagraph (d) shall immediately terminate.

        (5) Prior to the lapse, expiration or other termination of the Restricted Period, Purchasers shall have the right to vote Restricted Shares, the right to receive and retain all regular cash dividends (and such other distributions as the Committee may designate) paid or distributed on Shares and all other rights as a holder of Shares, except that the Company will retain custody of the stock certificates representing Restricted Shares during the Restricted Period.

        (6) Notwithstanding anything to the contrary herein contained, the restrictions provided in this Subparagraph 6(d) shall automatically cease as of the effective date of any dissolution of the Company or any merger or consolidation in which the Company is a party but not the surviving corporation, or any other transaction or series of transactions which has a reasonable likelihood or a purpose of causing the Shares to (a) cease to be registered under Section 12 of the Securities Exchange Act of 1934; or (b) neither be listed on any national securities exchange nor be authorized to be quoted on an inter-dealer quotation system of any registered national securities association; and as of the effective date or time of any such transaction all Restricted Shares shall be treated as ordinary Shares of the Company and the holders thereof shall be entitled to receive the same consideration thereupon payable to the holders of outstanding shares of the Company.

7. CASH EQUIVALENT RIGHTS.

    A cash equivalent right ("CER") may be granted by the Committee in connection with the award of Purchase Rights under the Plan. A CER granted under the Plan shall entitle a Purchaser of Restricted Shares to a cash payment in an amount and at such time as set forth under Subparagraph 7(a). The Committee may grant a CER at any time from the date of grant of a Purchase Right, through and including the time of the exercise of a Purchase Right, or at any time

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thereafter up to, and including, any date thirty (30) days after the date of the lapse, expiration or other termination of the restrictions on Restricted Shares imposed under Subparagraph 6(d).

    (a) Amount and Time of Payment. Not later than ninety (90) days after the date of the lapse, expiration or other termination of the restrictions on Restricted Shares imposed under Subparagraph 6(d), or if a Purchaser shall make an election under Section 83(b) of the Internal Revenue Code as to Restricted Shares purchased hereunder, not later than ninety (90) days after the date of notice to the Company of such election, the holder of a CER shall be entitled to receive from the Company a cash amount up to 100% of the excess of the market price per Share on the Recognition Date over the price paid by the Purchaser, multiplied by the number of Restricted Shares so released from restrictions or as to which a Section 83(b) election is made. The "Recognition Date" shall be the date of the lapse, expiration or other termination of the restrictions on Restricted Shares purchased hereunder, except that in the case of an election by the Purchaser under Section 83(b) of the Internal Revenue Code the "Recognition Date" shall be the date of purchase of the Restricted Shares as to which such election is made. The market price per Share on the Recognition Date for a CER shall be the mean of the closing bid and asked prices of a Share in the over-the-counter market as quoted on NASDAQ for such Recognition Date, or such other market price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

    (b) Repurchase of Shares. In the event of a Purchaser's termination of employment with the Company or a Subsidiary which under the Plan shall entitle the Company to buy all or any part of the Restricted Shares purchased by the terminating Purchaser, and the Company's exercise of such right to repurchase such Restricted Shares, the CERs theretofore granted to such Purchaser with respect to such repurchased Restricted Shares shall automatically be canceled forthwith and have no further force or effect; provided, however, that any CER cash amounts paid prior to such termination as a result of a Section 83(b) election under the Internal Revenue Code by the Purchaser shall not be recoverable by the Company, and the Purchaser shall not be liable therefor. The filing by the Purchaser of an election under Section 83(b) as to Restricted Shares purchased under the Plan shall in no way affect or impair the Company's right to repurchase such Restricted Shares as provided in Subparagraph 6(d), above.

    (c) Notice of Election. If a Purchaser makes an election under Section 83(b) as to any of the Restricted Shares for which the purchaser has been granted a CER, such Purchaser shall be entitled to payment of such CER only if the Purchaser notified the Secretary of the Company of such election within thirty
(30) days of such election.

8. TERMINATION OF EMPLOYMENT.

    (a) Any Holder whose employment with the Company or a Subsidiary is terminated due to retirement on such Holder's normal retirement date (as defined in the Company's Retirement Plan) or due to early retirement with the consent of the committee shall have:

        The continuing right to exercise any Purchase Right granted hereunder after the date of such termination of employment; provided, however, that no Purchase Right shall be exercisable subsequent to sixty (60) days after its date of grant, provided that on the date of termination of employment the Holder then had a present right to exercise such Purchase Right.

    (b) Any Holder whose employment with the Company or a Subsidiary is terminated due to disability (as defined in Section 105(d)(4) of the Internal Revenue Code) shall have:

        The continuing right to exercise any Purchase Right granted hereunder after the date of such termination of employment; provided, however, that no Purchase Right shall be exercisable subsequent to sixty (60) days after its date of grant, provided that on the date of termination of employment the Holder then had a present right to exercise such Purchase Right.

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    (c) In the event of the death of a Holder while in the employ of the Company of a Subsidiary, any Purchase Right theretofore granted to such Holder shall be exercisable:

        (1) For the remaining term of a Purchase Right, but in no event later than sixty (60) days from its date of grant;

        (2) Only by the personal representative, administrator or other representative of the estate of the deceased Holder or by the person or persons to whom the deceased Holder's rights under the Purchase Right shall pass by will or the laws of descent and distribution; and

        (3) Only to the extent that the deceased Holder would have been entitled to exercise such Purchase Right on the date of the Holder's death.

    (d) If a Holder's employment is terminated for a reason other than those specified above, to the extent a Purchase Right is not effectively exercised prior to such termination, it shall Lapse immediately upon termination.

    (e) The Plan shall not confer upon any Holder any right with respect to continuation of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or such Subsidiary to terminate any Holder's employment at any time.

9. TRANSFERABILITY.

    Purchase Rights and CERs granted to a Holder under this Plan shall be not transferable and during the lifetime of the Holder shall be exercisable only by the Holder. A Holder shall have the right to transfer Purchase Rights and CERs granted to such Holder upon such Holder's death, either by the terms of such Holder's will or under the laws of descent and distribution, subject to the limitations set forth in Paragraph 8, and all such distributees shall be subject to all terms and conditions of this Plan to the same extent as would the Holder if still alive, except as otherwise expressly provided herein.

10. EXERCISE.

    A Purchase Right Agreement may provide for exercise of the Purchase Right in such amounts and at such times as shall be specified therein; provided, however, except as provided in Paragraph 8, no Purchase Right may be exercised unless the holder is then in the employ of the Company or a Subsidiary and shall have been continuously so employed since its date of grant. A Purchase Right granted under the Plan shall not be exercisable at any time at which the purchase price (as provided in Subparagraph 6 (c)) is greater than ten percent (10%) of the then fair market value per Share, as determined by the Committee in conformity with applicable laws and regulations of the Securities and Exchange Commission. A Purchase Right shall be exercisable by a Holder's giving written notice of exercise to the Secretary of the Company accompanied by payment of the required purchase price. The Company shall have the right to delay the issue or delivery of any Shares under the Plan until (a) the completion of such registration or qualification of such Shares under any federal of state law, ruling or regulation as the company shall determine to be necessary or advisable, and (b) receipt from the Holder of such documents and information as the Committee may deem necessary or appropriate in connection therewith.

11. SECURITIES LAWS.

    Each Purchase Right Agreement shall contain such representations, warranties and other terms and conditions as shall be necessary in the opinion of counsel to the Company to comply with all applicable federal and state securities laws.

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12. ADJUSTMENT PROVISIONS.

    If the Company shall effect a subdivision or consolidation of Shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of Shares outstanding, without receiving consideration therefor in money, services or property, the number of Shares then remaining subject to or available for Purchase Rights (including Shares as to which Purchase Rights have been granted but which remain unexercised, Restricted Shares and Shares reserved for Purchase Rights) and the amounts payable for CERs shall be appropriately adjusted by the Company's Board of Directors upon the recommendation of the Committee, subject to the express terms and conditions of this Plan.

    Subject to any required action by the Company's stockholders, if the Company shall be a party to any merger or consolidation in which the Company is not the surviving corporation or any other transaction or series of transactions which has a reasonable likelihood or a purpose of causing the Shares to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association, or registered under Section12 of the Securities Exchange Act of 1934, each outstanding Purchase Right shall pertain to and apply to the securities which a Holder of the number of Shares subject to the Purchase Right would have been entitled to receive pursuant to such transaction, with any such adjustment in the exercise price as the Committee shall deem appropriate. A dissolution of the Company or a sale of all or substantially all of the assets and property of the Company shall cause each outstanding Purchase Right to terminate forthwith; provided, however, that the Holders of outstanding Purchase Rights may exercise such Purchase Rights to the extent exercisable immediately prior to such dissolution or sale.

13. TIME OF GRANTING.

    Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Company and no action taken by the Committee shall constitute the granting of any Purchase Right hereunder. The granting of a Purchase Right pursuant to the Plan shall take place only when a Purchase Right Agreement shall have been duly executed by and on behalf of the Company.

14. TAXES.

    The Company shall be entitled to pay or withhold the amount of any tax which it believes is required as a result of the grant or exercise of any Purchase Right or CER under the Plan, and the Company may defer making delivery with respect to cash and/or Shares obtained pursuant to exercise of any Purchase Right or CER until arrangements satisfactory to it have been made with respect to any such withholding obligations.

    At any time that an Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the the lapse of restrictions on Restricted Shares issued under the Plan, the Employee may, subject to the Committee's right of disapproval, satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares withheld shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld shall be determined (the "Tax Date").

    The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If a participant makes an election under Section 83(b) of the Internal Revenue Code with respect to Restricted Shares, an Election is not permitted to be made.

    An Employee may also satisfy his or her total tax liability related to Restricted Shares by delivering Shares that have been owned by the participant for at least six months. The value of the Restricted Shares delivered shall be based on the Fair Market Value of the Shares on the Tax Date.

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15. EFFECTIVENESS OF THE PLAN.

    The Plan shall become effective, upon approval of the Company's Board of Directors, on September 1, 1987, subject to ratification of the Plan by the vote of the holders of a majority of Shares present or represented and entitled to vote at an annual or special meeting of the Company duly called and held.

16. TERMINATION AND AMENDMENT.

    Unless the Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on, and no Purchase Right or CER hereunder shall be granted after August 31, 1997. The Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors of the Company may also terminate the Plan or make such modifications or amendments thereof as it shall deem advisable, including such modifications or amendments as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board of Directors may not, unless otherwise permitted under the federal securities laws, without further approval of the holders of a majority of the Shares voted at any annual or special meeting at which a quorum is present and voting, adopt any amendment of the Plan which (a) materially increases the number of Shares which may be issued under the Plan,
(b) materially increases the benefits accruing to Employees under the Plan, or
(c) materially modifies the requirements for eligibility for participation in the Plan. No termination, modification or amendment of the Plan may, without the consent of the Holder, adversely affect the rights of such Holder under an outstanding Purchase Right then held by the Holder.

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